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                                                                   Exhibit 99.1


                                   [ISWI LOGO]


                      ISWI REPORTS NOTIFICATION FROM NASDAQ

CONTACTS:
FOR ISWI: (973) 256-8181                          FOR INVESTORS: (858) 704-5065
Bernard Albanese                                  Hayden Communications
(Chief Executive Officer)                         Matthew Hayden (President)
balbanese@sportxction.com                         matt@haydenir.com


WEST PATERSON, NJ, FEBRUARY 21, 2006 - INTERACTIVE SYSTEMS WORLDWIDE INC. (NASDAQ CAPITAL MARKET-ISWI) today announced that it has received notification from the NASDAQ Listing Qualifications Department that as a result of the death of Fredric Kupersmith, who had been an independent Director and member of the Company's Audit Committee, ISWI no longer complies with NASDAQ's audit committee requirements, as set forth in Marketplace Rule 4350. This rule requires the Company to have an audit committee of at least three independent directors as defined by NASDAQ's rules and who meet certain additional requirements. The Company currently has two qualified independent Directors on its Audit Committee.

The notification stated that ISWI will be provided a cure period, consistent with Marketplace Rule 4350(d)(4), until the earlier of ISWI's next annual shareholders' meeting or February 13, 2007, in order to regain compliance. Until the Company has regained compliance, NASDAQ will broadcast an indicator over its market data dissemination network noting the Company's non-compliance. ISWI is required to provide NASDAQ with certain documents evidencing compliance within this period. In the event that ISWI does not regain compliance within this period, NASDAQ will delist ISWI's securities. The Company's 2006 Annual Meeting of Stockholders is scheduled to be held on March 30, 2006. The Nominating Committee of the Company's Board of Directors has begun a search to find two qualified individuals to serve as Directors of the Company, at least one of whom will be independent and qualified to serve on, and will be appointed to, the Audit Committee. The Company expects to add this independent Director and appoint him or her to the Audit Committee on or before the date of its 2006 Annual Meeting of Stockholders and regain compliance with NASDAQ's rules.

This press release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve risks and uncertainties and that actual results may be different from those contained in these forward-looking statements. Additional risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission, including but not limited to its Form 10-KSB for the year ended September 30, 2005 and its Form 10-QSB for the three months ended December 31, 2005.

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